Exhibit 4.3

BOARD REPRESENTATION AGREEMENT

THIS BOARD REPRESENTATION AGREEMENT, dated as of April 2, 2018 (this “Agreement”), is entered into by and among Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), USA Compression Partners, LP, a Delaware limited partnership (the “Partnership”), USA Compression GP, LLC, a Delaware limited liability company (the “General Partner” and collectively with the Partnership, the “Partnership Entities”) and EIG Veteran Equity Aggregator, L.P. (together with any assignee permitted hereunder, the “EIG Purchaser”). ETE, the Partnership Entities and the EIG Purchaser are herein referred to as the “Parties.” Capitalized terms used but not defined herein shall have the meaning assigned to such term in the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof (the “Partnership Agreement”).

Recitals

WHEREAS, pursuant to, and subject to the terms and conditions of, the Series A Preferred Unit and Warrant Purchase Agreement, dated as of January 15, 2018, by and among the Partnership, the EIG Purchaser and the other purchasers party thereto (the “Purchase Agreement”), the Partnership has agreed to issue and sell Series A Preferred Units representing limited partner interests in the Partnership (“Preferred Units”) and warrants (“Warrants”) to purchase common units representing limited partner interests in the Partnership (“Common Units”) to the EIG Purchaser and the other purchasers;

WHEREAS, to induce the Parties to enter into the transactions contemplated by the Purchase Agreement, each of the Parties is required to deliver this Agreement, duly executed by each of the Parties, contemporaneously with the closing of the transactions contemplated by the Purchase Agreement (the “Closing”); and

WHEREAS, concurrently with or prior to the Closing, the General Partner executed and delivered the Partnership Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, the Parties hereby agree as follows:

Agreement

Section 1.                                           Board Designation Rights.

(a)                                 So long as the EIG Purchaser, its Affiliates and FS Energy and Power fund (“FS Energy”) own (a) Preferred Units, (b) Common Units resulting from the conversion or redemption of the Preferred Units, (c) Warrants and/or (d) Common Units resulting from the exercise of the Warrants (such amounts in (a), (b), (c) and (d), collectively, the “Election Units”) that comprise in the aggregate, more than 5% of the then-Outstanding Common Units of the Partnership (assuming, for purposes of this calculation, that all Preferred Units are converted into Common Units at the conversion price specified in Section 5.12(b)(vi)(A) of the Partnership Agreement and all Warrants are exercised by net unit settlement based on the volume weighted average trading price (“VWAP”) of the Common Units for the entire fourth quarter of the prior fiscal year), EIG Management Company, LLC, in its capacity as EIG Purchaser Representative (the “EIG Purchaser Representative”), acting on behalf of the EIG Purchaser, shall have the right to designate, subject to the consent of ETE if the limited partners of the Partnership are not entitled to vote in the election of directors of the General Partner, such consent not to be unreasonably withheld (it being understood that, without limitation, it shall be unreasonable for ETE to withhold consent for the designation of any employee of the EIG Purchaser or its Affiliates), one person to serve on the board of directors of the General Partner (the “Board” and such person and any other person designated to serve on the Board by the EIG Purchaser Representative pursuant to this Agreement, an “EIG Director”) and the General Partner and ETE (or its successor(s) as member(s) of the General Partner) shall take all actions necessary or advisable to effect the foregoing. If the EIG Purchaser, its Affiliates and FS Energy’s ownership interest in the Partnership represented by the Election Units is at any time less than 5% of the then-outstanding Common Units, then the director designation right set forth in this clause (a) shall terminate and such EIG Director designated pursuant to this clause (a) shall immediately resign from the Board; provided, however, that at any time after the date of any such termination, if the EIG Purchaser, its Affiliates and FS Energy’s ownership interest in the Partnership represented by the Election Units increases to above 5% then the director designation right set forth in this clause (a) (including ETE’s consent right) shall be reinstated in all respects. The initial EIG Director designated to serve on the Board pursuant to this clause (a) is Matthew Hartman.

(b)           At the time that the limited partners of the Partnership otherwise become entitled to vote in the election of directors of the General Partner, the General Partner will amend the Partnership Agreement (the “Partnership Agreement Amendment”) to provide that, in addition to the director designation right in clause (a) above, if the EIG Purchaser, its Affiliates and FS Energy own Election Units that comprise, in the aggregate, more than 15% of the then-Outstanding Common Units (assuming, for purposes of this calculation, that all Preferred Units are converted into Common Units at the conversion price specified in Section 5.12(b)(vi)(A) of the Partnership Agreement and all Warrants are exercised by net unit settlement based on the VWAP of the Common Units for the entire fourth quarter of the prior fiscal year), then the EIG Purchaser Representative, acting on behalf of the EIG Purchaser, shall have the right to designate such number of persons (including, for the avoidance of doubt, any EIG Director designated under clause (a) above) to serve on the Board that results in the EIG Purchaser having board representation in the same proportion as the number of Election Units owned by the EIG Purchaser, its Affiliates and FS Energy bears to the total number of then-Outstanding Common Units (including, for the avoidance of doubt, Common Units assuming that all Preferred Units are converted at the conversion price specified in Section 5.12(b)(vi)(A) of the Partnership Agreement and all Warrants are exercised by net unit settlement based on the VWAP of the Common Units for the entire fourth quarter of the prior fiscal year and with any fraction of a director designation right rounded to the nearest whole number, but not less than one); provided, such Partnership Agreement Amendment shall also provide that if the EIG Purchaser, its Affiliates and FS Energy’s ownership interest in the Partnership represented by the Election Units is at any time less than 15% of the then-outstanding Common Units, then the director designation right set forth in this clause (b) shall terminate and any and all EIG Directors designated pursuant to this clause (b) shall immediately resign from the Board; provided, however, such Partnership Agreement Amendment shall also provide that at any time after the date of any such termination, if the EIG Purchaser, its Affiliates and FS Energy’s ownership interest in the Partnership represented by the Election Units increases to above 15% then the director designation right set forth in this clause (b) shall be reinstated in all respects.

(c)           If at any time during which the EIG Purchaser Representative, acting on behalf of the EIG Purchaser, has the director designation right set forth in clause (b) above there is a vote of the Common Units (or other voting equity interests) for the election of directors (for the avoidance of doubt, without limiting the rights of EIG to designate directors pursuant to clause (a) or clause (b) above), the EIG Purchaser, its Affiliates and FS Energy shall vote their Election Units in the same proportion as all of the Common Units (or other voting equity interests) held by other Limited Partners are voted.

(d)           None of the Partnership Entities shall take any action, including but not limited to by way of amendment to the Partnership Agreement or the limited liability company agreement of the General Partner, that directly or indirectly adversely affects the rights of the EIG Purchaser Representative or the EIG Purchaser to (i) designate the EIG Purchaser to the Board pursuant to Sections 1(a) and 1(b) of this Agreement (ii) vote its Election Units pursuant to Section 1(c) of this Agreement or (iii) seek indemnification pursuant to Section 3(a) of this Agreement.

Section 2.              Director Qualifications. Any EIG Director shall, in the reasonable judgment of the Board, (a) have the requisite skill and experience to serve as a director of a public company, (b) not be prohibited from serving as a director pursuant to any rule or regulation of the Securities and Exchange Commission (the “Commission”) or any national securities exchange on which the Partnership’s Common Units are listed or admitted to trading, and (c) not be an employee or director of any Competitor. The EIG Purchaser Representative, acting on behalf of the EIG Purchaser, agrees (x) upon the Partnership’s request to timely provide the Partnership with accurate and complete information relating to any EIG Director as may be required to be disclosed by the Partnership under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder and (y) to cause such EIG Director to comply with the Section 16 obligations under the Exchange Act. Any EIG Director may be removed or replaced by the EIG Purchaser Representative, acting on behalf of the EIG Purchaser, at any time and may be removed by the Board acting by majority at a meeting at which an EIG Director shall have the right to attend, for “cause” (as defined below), but not by any other Party; and any vacancy occurring by reason of the death, disability, resignation, removal or other cessation of a person serving as an EIG Director, shall be filled solely by a person designated by the EIG Purchaser Representative, acting on behalf of the EIG Purchaser, subject to any consent right ETE may have pursuant to Section 1(a). As used herein, “cause” means that (i) an EIG Director is prohibited from serving as a director under any rule or regulation of the Commission or any national securities exchange on which the Partnership’s Common Units are listed; (ii) an EIG Director is convicted by a court of competent jurisdiction of a felony while serving on the Board; (iii) a court of competent jurisdiction has entered, a final, non-appealable judgment finding an EIG Director liable for actual fraud or willful misconduct against the Partnership; (iv) an EIG Director is determined by the Board acting as a majority at a meeting at which such EIG Director shall have the right to attend, to have acted intentionally or in bad faith in his or her capacity as an EIG Director in a manner that results in a material detriment to the assets, business or prospects of the Partnership; (v) an EIG Director has failed to immediately tender his or her resignation at the time the EIG Purchaser Representative is no longer entitled to designate such EIG Director pursuant to Section 1(a) or

1(b); or (vi) an EIG Director does not meet the qualifications set forth above in clauses (a), (b), and (c); provided, however, that in no event will the participation of an EIG Director in the EIG Purchaser’s exercise of rights under the Partnership Agreement be deemed “cause.” Any action by the EIG Purchaser Representative, on behalf of the EIG Purchaser, to designate, remove or replace an EIG Director shall be evidenced in writing furnished to the General Partner, shall include a statement that the action has been approved by the EIG Purchaser Representative, on behalf of the EIG Purchaser, and shall be executed by or on behalf of the EIG Purchaser Representative, on behalf of the EIG Purchaser. While serving as an EIG Director, an EIG Director shall be entitled to vote on all matters, including any matter on which independent members of the Board are entitled to vote on (unless prohibited by the rules and regulations of the Commission or any national securities exchange on which the Partnership’s Common Units are listed or admitted to trading). Notwithstanding any rights to be granted or provided to an EIG Director hereunder or in the Partnership Agreement or Partnership Agreement Amendment, the General Partner may exclude the EIG Director from access to any Board or Committee materials or information or meeting or portion thereof or written consent if the Board determines, in good faith, including the EIG Director in discussions relating to such determination (but not requiring the affirmative vote of such EIG Director), that such access would reasonably be expected to result in a conflict of interest with the Partnership (other than a conflict of interest with respect to the Purchaser’s ownership interest in the Partnership or rights under the Partnership Agreement); provided, that such exclusion shall be limited to the portion of the Board or Committee material or information and/or meeting or written consent that is the basis for such exclusion and shall not extend to any portion of the Board or Committee material and/or meeting that does not involve or pertain to such exclusion. An EIG Director will receive the same information provided to other similarly situated members of the Board, at the same time as such information is provided to other similarly situated members of the Board and including monthly information packages, as well as being provided with reasonable access to management and shall be entitled to receive customary reimbursement of fees and expenses incurred in connection with his or her service as a member of the Board and/or any Committee thereof consistent with the General Partner’s policies applicable to similarly situated directors. An EIG Director shall not be entitled to compensation from the Partnership Entities.

Section 3.                                           Limitation of Liability; Indemnification; Business Opportunities.

(a)                                 At all times while an EIG Director is serving as a member of the Board, and following any such EIG Director’s death, resignation, removal or other cessation as a director in such former EIG Director’s capacity as a former director, the EIG Director shall be entitled to (i) the same modification and restriction of traditional fiduciary duties, (ii) the same safe harbors for resolving conflicts of interest transactions and (iii) all rights to indemnification and exculpation, in each case, as are made available to any other independent member of the Board as at the date hereof, together with any and all incremental rights added to any of (i), (ii) or (iii) above as are subsequently made available to any other independent members of the Board in their capacity as Board members.

(b)                                 At all times while an EIG Director is serving as a member of the Board in accordance with Section 1 of this Agreement, such EIG Director, the EIG Purchaser Representative, the EIG Purchaser and their respective Affiliates may engage in, possess an interest in, or trade in the securities of, other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Partnership Entities, and the Partnership Entities, the Board and their Affiliates shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Partnership Entities, shall not be deemed wrongful or improper. None of any EIG Director, the EIG Purchaser Representative, the EIG Purchaser or their respective Affiliates shall be obligated to present any investment opportunity to the Partnership Entities even if such opportunity is of a character that the Partnership Entities or any of their respective subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and any EIG Director, the EIG Purchaser Representative, the EIG Purchaser or their respective Affiliates shall have the right to take for such person’s own account (individually or as a partner or fiduciary) or to recommend to others any such investment opportunity. Notwithstanding the foregoing, each EIG Director, the EIG Purchaser Representative, the EIG Purchaser and their Affiliates shall be subject to, and comply with, the requirement to maintain confidential information.

(c)                                  The Partnership Entities shall use their best efforts to purchase and maintain insurance (“D&O Insurance”), on behalf of the EIG Directors, consistent with the D&O Insurance currently maintained for the General Partner’s directors and officers.

(d)                                 For the avoidance of doubt, each EIG Director shall constitute an “Indemnitee,” as such term is defined under the Partnership Agreement and an “Indemnified Person,” as such term is defined under the GP LLC Agreement.

Section 4.                                           Miscellaneous.

(a)                                 Entire Agreement. This Agreement, the Purchase Agreement and the other agreements and documents referred to herein and therein are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein or in the Purchase Agreement or the Warrants with respect to the rights granted by ETE, the Partnership Entities or any of their Affiliates or the EIG Purchaser or any of its Affiliates set forth herein or therein. This Agreement and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the Parties with respect to such subject matter.

(b)                                 Notices. All notices and demands provided for in this Agreement shall be in writing and shall be given as provided in Section 8.07 of the Purchase Agreement.

(c)                                  Interpretation. Section references in this Agreement are references to the corresponding Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever any determination, consent or approval is to be made or given by a Party, such action shall be in such Party’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect and (ii) the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

(d)                                 Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed  by the Laws of the State of Delaware without regard to principles of conflicts of Laws. Any action against any Party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(e)                                  Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS

AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(f)                                   No Waiver; Modifications in Writing.

(i)                                     Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(ii)                                  Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the Parties hereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by a Party from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on a Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any Party shall not be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

(g)                                  Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

(h)                                 Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party hereto without the prior written consent of each of the other Parties; provided, that the EIG Purchaser may assign its rights hereunder to its Affiliates and to EIG Management Company, LLC or one of its Affiliates.

(i)                                     Independent Counsel. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived.

(j)                                    Specific Enforcement. Each of the Parties acknowledges and agrees that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order without a requirement of posting bond. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(k)                                 Liability of EIG Purchaser Representative. The EIG Purchaser Representative, solely in its capacity as the EIG Purchaser Representative, shall have no liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to, this Agreement. The Partnership Entities shall be entitled to rely conclusively and without any inquiry on any and all instructions of, decisions of or action taken or omitted to be taken by the EIG Purchaser Representative under this Agreement without any liability to the EIG Purchaser or obligation to inquire as to such instructions, decisions of, or actions or omissions including the authority or validity thereof, all of which instructions, decisions, actions or omissions shall be legally binding on the EIG Purchaser.

(l)                                     Further Assurances. Each of the Parties hereto shall, from time to time and without further consideration, execute such further instruments and take such other actions as any other Party hereto shall reasonably request in order to fulfill its obligations under this Agreement to effectuate the purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC, its general partner

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Group Chief Financial Officer

[Signature Page to Board Representation Agreement]

USA COMPRESSION PARTNERS, LP

By:	USA Compression GP, LLC, its general partner

	By:	/s/ Matthew C. Liuzzi
	Name:	Matthew C. Liuzzi
	Title:	Vice President, Chief Financial Officer and Treasurer

USA COMPRESSION GP, LLC

By:	/s/ Matthew C. Liuzzi
Name:	Matthew C. Liuzzi
Title:	Vice President, Chief Financial Officer and Treasurer

[Signature Page to Board Representation Agreement]

EIG PURCHASER

EIG VETERAN EQUITY AGGREGATOR, L.P.

By:	EIG Veteran Equity GP, LLC, its general partner

By:	EIG Asset Management, LLC, its managing member

	By:	/s/ Richard K. Punches II
	Name:	Richard K. Punches II
	Title:	Managing Director

	By:	/s/ Matthew Hartman
	Name:	Matthew Hartman
	Title:	Senior Vice President

[Signature Page to Board Representation Agreement]